HILAND PARTNERS, LP AGREES TO ACQUIRE HILAND PARTNERS, LLC FOR $95 MILLION


Enid, Oklahoma - September 12, 2005 - Hiland Partners, LP (NASDAQ: HLND) (the "Partnership") announced today that Hiland Operating, LLC, a wholly-owned subsidiary of the Partnership, has signed a definitive purchase agreement to acquire the outstanding membership interests in Hiland Partners, LLC for $95 million in cash, subject to certain closing adjustments. Hiland Partners, LLC, an affiliate of the Partnership, owns the Bakken Gathering System located in Richland County, Montana. In connection with this acquisition, the Partnership will increase the size of its bank revolving credit facility from $55 million to $125 million to facilitate closing of the acquisition. This increased facility will fund concurrently with the closing of the acquisition. The purchase price will be funded from proceeds of the increased facility. The Partnership anticipates the acquisition will close in the third quarter of 2005, subject to customary closing conditions including regulatory approvals. The acquisition will have an effective date of September 1, 2005.

Pursuant to an option contained in an omnibus agreement the Partnership entered into with Hiland Partners, LLC and Harold Hamm and his affiliates in connection with the Partnership's initial public offering, Hiland Partners, LLC granted the Partnership an exclusive two-year option to purchase its Bakken Gathering System (a greenfield gathering system) at fair market value at the time of purchase. A mutually-agreed-upon investment banking firm determined the fair market value of the Bakken Gathering System and the Partnership's Conflicts Committee, consisting of its independent directors, approved the valuation.

As of August 31, 2005, the Bakken Gathering System consisted of approximately 250 miles of gas gathering pipeline, a processing plant, two compressor stations, which are comprised of three units with an aggregate of approximately 4,434 horsepower, and one fractionation facility. The Bakken processing plant and a portion of the gathering system became operational on November 8, 2004 and the system's peak throughput rate during the month of August 2005 was 13.0 MMcf/d. The gathering system has an initial capacity of approximately 21.0 MMcf/d.

During the second quarter of 2005, the Bakken Gathering System achieved revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $6.7 million and $1.3 million, respectively, on natural gas throughput volumes of 8.0 MMcf/d. EBITDA is a non-GAAP financial measure that is reconciled to its most directly comparable GAAP measure at the end of this press release.

"We expect the acquisition to be immediately accretive to distributable cash flow based on Bakken's expected annualized EBITDA run rate exceeding $14 million as of the anticipated closing date," stated Randy Moeder, President and Chief Executive Officer of the Partnership.

As a result of the acquisition, management is reviewing with its Board of Directors the appropriate level of future cash distributions. Management anticipates that it will recommend to the Board of Directors an increase in the annual distribution rate, which is currently $1.85 per unit, to at least an annual rate of $2.35 per unit (an increase of $0.50 per unit) beginning with the distribution for the first full quarter following closing.

Conference Call Information

The Partnership has scheduled a conference call for 10:00am Central Daylight Time, Tuesday, September 13, 2005, to discuss this acquisition. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet by logging onto the web at www.hilandpartners.com, on the "investor relations" section of the Partnership's website.

About Hiland Partners, LP

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of seven natural gas gathering systems with approximately 865 miles of gathering pipelines, four natural gas processing plants, three natural gas treating facilities and two NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Use of Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measure of EBITDA for Hiland Partners, LLC to the GAAP financial measure of net income (in dollars).


         BAKKEN GATHERING SYSTEM                   Three Months Ended
                                                     June 30, 2005
                                                      (unaudited)
                                                      -----------
Reconciliation of EBITDA to net income:
     Net income                                       $   188,162
     Add:     Depreciation and amortization               616,531
                  Interest expense                        468,134
     EBITDA                                           $ 1,272,728


Contacts:   Ken Maples, Vice President and CFO
            Hiland Partners, LP
            (580) 242-6040